Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3
(Form Type)

Steel Connect, Inc.

Steel Partners Holdings L.P.

Steel Excel Sub I, LLC

Handy & Harman LTD.

WHX CS LLC

Steel Excel INC.

WF Asset Corp.

WebFinancial Holding Corporation

SPH Group LLC

SPH Group Holdings LLC

Steel Partners Holdings GP INC.

Steel Partners, LTD.

Warren G. Lichtenstein

Jack L. Howard
(Exact Name of Registrant and Name of Persons Filing Statement)

Table 1: Transaction Valuation

	Transaction valuation		Fee rate	Amount of Filing Fee
Fees to be Paid	$29,090,408.15	(1)(2)	0.0001531	$4,453.74	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$29,090,408.15
Total Fees Due for Filing				$4,453.74
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$4,453.74

Table 2: Fee Offset Claims and Sources

	Form of Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(1)	Aggregate number of securities to which transaction applies: The maximum number of shares of the Registrant’s common stock to which this transaction applies is estimated to be 2,540,647 shares of common stock entitled to receive the per share merger consideration of $11.45.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of the product of 2,540,647 shares of common stock and the per share merger consideration of $11.45.

(3)	In accordance with Section 13(e) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in Note 2 above by 0.0001531.